Exhibit 10.2
[Translation from the German language]
Severance Agreement
between
SCM Microsystems GmbH
legally represented by its
managing director Robert Schneider
Oskar-Messter-Strasse 13
D-85737 Ismaning
- hereinafter referred to as “Employer” -
and
Mr.
Colas Overkott
6, Villa Sans Souci
92140 Clamart
France
- hereinafter referred to as “Employee” -
Preamble
To avoid a dismissal for operational reasons, the employment relationship between the Parties shall be terminated by mutual consent as per 15 January 2006.
Until such time, the Employee shall receive his basic remuneration as agreed by contract.
The Parties hereby conclude the following
Severance Agreement:
§ 1
The Employee and the Employer agree that the employment relationship between the Employee and the Employer shall end effective 15 January 2006 (“Termination Date”).
Seite 1 zum Auflösungsvertrag mit Herrn Colas Overkott

[Translation from the German language]
The Employer undertakes to fulfil all claims arising from the Employment Contract until termination of the employment relationship.
§ 2
The Employer shall pay the Employee severance compensation in accordance with Secs. 9, 10 of the German Dismissal Protection Act [Kündigungsschutzgesetz – KSchG] in the amount of US$ 220,000.00 gross (in words: US$ two hundred and twenty thousand) for the loss of his job. The amount of the severance payment is subject to deduction of wage tax and income tax; such deduction shall be borne by the Employee.
The severance payment shall be due on the Termination Date.
The Employee shall continue to be available to the Employer after the Termination Date in a part-time advisory capacity until the end of the transfer, that is until 28 February 2006. This shall not give rise to any remuneration claims for the Employee.
§ 3
On the Termination Date, the Employer shall issue and send to the Employee a favourable, qualified testimonial [wohlwollendes, qualifiziertes Zeugnis].
§ 4
The Parties agree that the granted stock options shall vest and be exercised in accordance with the SCM Microsystems, Inc. 1997 Stock Option Plan. However, subject to the consent by the Board of Directors of SCM Microsystems, Inc., the Employer permits the Employee to exercise options already vested on the Termination Date until 31 December 2006 at the latest, in accordance with the Insider Trading Policy.
§ 5
The Employee’s (post-)contractual obligation to maintain confidentiality/secrecy under clause 9 of his Employment Contract shall survive the Termination Date. The Employee shall not disclose to third parties and shall not use for his own purposes any business, operational or technical information entrusted to him or having become known to him which information relates to the Employer or its group companies or customers and is of a confidential nature.
In addition, the Employee undertakes, also after the Termination Date, to not direct any business-detrimental and adverse statements to third parties and/or employees of SCM Microsystems GmbH and its affiliates about SCM Microsystems GmbH or its shareholders.
Page 2 of the Severance Agreement with Mr. Colas Overkott

[Translation from the German language]
§ 6
The Parties undertake to maintain secrecy towards third parties with respect to the financial details of this Contract, except where they are obliged by law to provide information.
§ 7
The Employee undertakes to return in proper condition all work materials provided to him and all other company property, such as in particular laptop, printer, telephone, mobile phone etc. (including communication of any passwords as well as PIN codes), as well as any other equipment provided to the Employee and/or owned by the Employer or provided to the Employee as work equipment and supplies, by 28 February 2006 at the latest.
The same shall apply for business records, in whatever form recorded, and for all copies of such records and documents. The same shall apply for the work results produced by the Employee during the employment relationship.
The Employee undertakes to delete by 28 February 2006 any software for which the Employer or an affiliate owns the licence and which is installed on a device owned by him or owned by a third party and accessible to him. He also undertakes to transfer to suitable data carriers of the Employer and then delete from the hard disk any data stored in electronic form on such devices or on diskettes in his possession or ownership or on other storage media which relate to matters of the Employer or an affiliate or their customers, suppliers or business partners; he shall not make and/or retain any copies of the same. The Employee will provide the Employer with any passwords for EDP files only known to him.
The Employee has to return his company vehicle (type BMW X5, registration no. M-O 5466) by 28 February 2006. Until then, the regulations on company vehicles shall continue to apply. As before, the use of the vehicle is subject to tax.
The vehicle is to be returned in proper condition. No right of retention shall exist with respect to the company vehicle.
§ 8
Upon the signing of this Contract, only those claims of the Employee against the Employer or against an affiliate of the Employer as set out in this Contract shall exist.
Upon fulfilment of these claims by the Employer, any claims of the Employee against the Employer as well as against an affiliate based on the employment relationship and its termination as well as on any other legal ground shall be completely and finally settled.
Page 3 of the Severance Agreement with Mr. Colas Overkott

[Translation from the German language]
The Parties agree that, until beyond the Termination Date, the Employee shall not be entitled to any claims on the basis of the SCM Employee Stock Purchase Plan (ESPP).
§ 9
The Employee is aware that information about possible effects of this Contract on social security payments (in particular waiting period) as well as tax obligations and privileges is provided by the social security agencies (in particular the employment offices and the tax authorities, respectively). Insofar, he shall refrain from requesting any further information from the Employer.
The Employee is informed of the need for own initiatives in the search for a new employment and of the obligation to immediately register with the Federal Employment Agency.
As a precaution, in the event that a “right of revocation in the case of doorstep transactions” pursuant to Sec. 312 I sentence 1 no. 1 of the German Civil Code [Bürgerliches Gesetzbuch - BGB] applies on the basis of the legal situation regarding the “consumer” status of the Employee which has yet to be clarified, the Employee is advised as follows.
Revocation notice:
“You may revoke your contractual declaration in text form (e.g. letter, fax, e-mail) without stating reasons for revocation within two weeks of receipt. The time limit shall commence upon receipt of this notice at the earliest. For the observance of the revocation time limit, timely sending of the revocation shall suffice. Such revocation is to be addressed to SCM Microsystems GmbH, D-85737 Ismaning, Oskar-Messter-Strasse 13”.
Changes and/or amendments to this Contract as well as side agreements must be agreed by the Parties in writing to be valid. This shall also apply to the contracting-out of this written form requirement.
Should any provisions of this Contract or parts thereof be invalid, the remaining provisions of this Agreement shall not be affected thereby. This Agreement is governed by the laws of the Federal Republic of Germany. The agreed place of performance is Munich.
Ismaning, 19 January 2006

/s/: Robert Schneider	/s/ Colas Overkott
Managing Director	Colas Overkott
SCM Microsystems GmbH
Page 4 of the Severance Agreement with Mr. Colas Overkott